Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Inland Retail Real Estate Trust Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550, 333-117075, 333-138489 and 333-132335) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty of our report dated March 8, 2006, with respect to the consolidated balance sheets of Inland Retail Real Estate Trust Inc. as of December 31, 2005 and 2004, and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule III, which report appears in the Form 8-K of Developers Diversified Realty dated December 4, 2006.
KPMG LLP
Chicago, Illinois
December 4, 2006